Exhibit 99.1

Natus Medical Announces Record 2007 Fourth Quarter and Year Results

Reiterates 2008 Financial Guidance Representing 50% Earnings Growth

SAN CARLOS, Calif.--(BUSINESS WIRE)--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months and year ended December 31, 2007.

For the fourth quarter ended December 31, 2007, Natus reported revenue of $34.2 million, representing a 19% increase from $28.8 million in the comparable quarter of the previous year. The Company reported net income of $2.8 million, or $0.12 per diluted share, for the fourth quarter of 2007, compared with net income of $512,000, or $0.02 per diluted share, for the fourth quarter of 2006.

The Company completed the acquisition of Xltek on November 29, 2007. The acquisition contributed to revenue growth in 2007; however, the results of Xltek reduced fourth quarter and annual earnings by $0.01 per share. The Company expects the results of Xltek to be accretive to earnings throughout 2008.

Non-GAAP income before tax for the fourth quarter of 2007 was $6.6 million, representing an increase of 37% from $4.8 million reported in the fourth quarter of 2006. Non-GAAP net income for the fourth quarter of 2007 was $3.8 million, or $0.17 per diluted share. The non-GAAP results exclude acquisition-related charges.

For the year ended December 31, 2007, the Company reported record revenue of $118.4 million, an increase of 32% from $89.9 million for the year ended December 31, 2006. The Company reported net income of $9.8 million, or $0.43 per share, for the full year 2007, compared with a net loss of $927,000, or a loss of ($0.05) per share, for the year ended December 31, 2006.

Non-GAAP income before tax for 2007 was $17.4 million, representing an increase of 35% over $12.9 million reported in 2006. Non-GAAP net income for 2007 was $10.8 million, or $0.47 per share, compared to $7.3 million, or $0.35 per share, reported in 2006.

Jim Hawkins, President and Chief Executive Officer of the Company said, “We are pleased with our financial results for the fourth quarter and full-year 2007. As we have stated throughout the year, one of our objectives for 2007 was to position Natus for continued revenue and earnings growth. We accomplished this objective by investing in infrastructure, initiating a restructuring of our operating divisions, and realigning our sales organization. We were able to do this and still achieve record sales and earning results throughout the year. Natus is now positioned for a successful 2008 in which our goal is to achieve earnings growth of approximately 50%.”

“Many of our accomplishments occurred during the fourth quarter led by the acquisition of Xltek and subsequent integration activities. We also submitted a PMA supplement on the Cool-Cap that was approved by the FDA in early February. And as I mentioned earlier, we realigned our direct sales force in the United States into two distinct organizations, Newborn Care and Neurology,” added Hawkins. “While these and other actions, including the voluntary shutdown at our Olympic facility in November, had a temporary disruptive effect in our fourth quarter, we were still able to achieve record revenue and report quarterly earnings growth of 36%.”

“The restructuring plan we recently announced to consolidate product development in our North American business units will result in even more streamlined and efficient operations and an additional $2.4 million annual cost reduction in 2009 and forward,” stated Hawkins. “With these events now behind us, I am very satisfied with our current organization and confident we will meet our goals for the year. We believe Natus is now positioned to continue our record as one of the fastest-growing, profitable medical device companies in the country.”

The Company’s results for the three months and year ended December 31 2007 include employee equity-based compensation expense of $637,000 and $2.1 million, respectively, and depreciation and amortization expense of $1.6 million and $5.0 million, respectively. For the same periods in 2006 the Company recorded equity-based compensation expense of $442,000 and $1.4 million, and depreciation and amortization expense of $1.0 million and $3.9 million.

As of December 31, 2007 the Company had cash, cash equivalents, and short-term investments of $11.9 million, revolving and term debt totaling $37.0 million, stockholders' equity of $115.7 million, and working capital of $19.9 million. During 2007 the Company’s backlog increased by approximately $4.8 million, including $1.4 million of backlog from Xltek.

Financial Guidance

On December 18, 2007, the Company communicated its financial guidance for the full year and first quarter 2008. The Company reiterated that guidance today. For the first quarter ending March 31, 2008, the Company expects revenue to range from $34.5 million to $36.0 million and earnings per share to range from $0.09 to $0.10. For the full year, the Company expects to report revenue of approximately $160 million and earnings per share of $0.68 to $0.70.

On February 11, 2008, the Company announced that it adopted an integration and restructuring plan that is designed to eliminate redundant costs resulting from prior acquisitions and to improve efficiencies in operations. In light of the nominal cost benefit of the plan in 2008, the Company did not change its 2008 guidance.

The Company’s 2008 guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the November 29, 2007 acquisition of Xltek, including hedging losses associated with funding the acquisition and a charge for in-process research and development, as well as employee-severance charges incurred the fourth quarter of 2007. The Company believes that the presentation of results excluding these acquisition-related and severance charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (800) 798-2884 for domestic callers, or (617) 614-6207 for international callers, and entering reservation code 34366508. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 16728526.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full year and first quarter of 2008, earnings growth in 2008, and the benefits of restructuring activities. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission

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NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2007	2006	2007	2006

Revenue	$34,234	$28,760	$118,374	$89,915
Cost of revenue	12,646	10,857	43,100	33,665

Gross profit	21,588	17,903	75,274	56,250

Operating expenses:
Marketing and selling	8,056	6,979	28,202	21,944
Research and development	3,569	3,217	15,645	10,604
General and administrative	3,854	3,076	15,214	11,004
Acquired IPR&D	300	3,900	300	9,800

Total operating expenses	15,779	17,172	59,361	53,352

Income from operations	5,809	731	15,913	2,898

Other income/(expense):
Interest income	143	260	695	750
Interest expense	(235)	(91)	(235)	(589)
Other income, net	(496)	41	(359)	64

Total other income/(expense)	(588)	210	101	225

Income before provision for income tax	5,221	941	16,014	3,123

Provision for income tax	2,442	429	6,234	4,050

Net income (loss)	$2,779	$512	$9,780	$(927)

Earnings (loss) per share:
Basic	$0.13	$0.02	$0.45	$(0.05)
Diluted	$0.12	$0.02	$0.43	$(0.05)

Weighted-average shares used to compute
Basic earnings per share	21,687	21,329	21,600	19,548
Diluted earnings per share	22,908	22,671	22,815	19,548

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2007	2006	2007	2006

GAAP based results:

Income before provision for income tax	$5,221	$941	$16,014	$3,123

Non-GAAP adjustments:

Acquired in-process research and development	300	3,900	300	9,800	(a)

Loss on hedging activities associated with funding the purchase of Xltek	732	-	732	-	(b)

Employee-severance costs	361	-	361	-	(c)

Non-GAAP income before provision for income tax	6,614	4,841	17,407	12,923

Provision for income tax, as adjusted	2,824	1,963	6,615	5,584

Non-GAAP net income	$3,790	$2,878	$10,792	$7,339

Earnings per share:
Basic	$0.17	$0.13	$0.50	$0.38
Diluted	$0.17	$0.13	$0.47	$0.35

Weighted-average shares used to compute
Basic earnings per share	21,687	21,329	21,600	19,548
Diluted earnings per share	22,908	22,671	22,815	20,896

(a) Charges for acquired in-process research and development expense of $300 related to the acquisition of Xltek on November 29, 2007, $3,900 related to the acquisition of Olympic Medical on October 16, 2006, and $5,900 related to the acquisition of Bio-logic Systems Corp. on January 5, 2006. Management believes that excluding these charges facilitates comparisons of Natus' core operating results across multiple reporting periods.

(b) Loss from hedging activities to fund the purchase of Xltek in Canadian dollars resulting from execution of CAD forward contracts and pre-acquisition changes in the USD/CAD exchange rate.

(c) Employee-severance costs associated with restructuring activities initiated in the fourth quarter 2007.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com